Exhibit 99.1

PRESS RELEASE

Community Bancorp. Reports Earnings and Dividend

July 9, 2014	For immediate release

For more information, contact: Stephen Marsh, President & CEO at (802) 334-7915

Trading Symbol:  CMTV
(traded on the OTCBB)

Derby, VT: Community Bancorp., the parent company of Community National Bank, has reported earnings for the second quarter ended June 30, 2014, of $1,284,386 or $0.26 per share compared to $1,238,344 or $0.25 per share for the second quarter of 2013.  Year to date earnings for 2014 were $2,355,951 or $0.47 per share compared to $2,280,122 or $0.46 per share a year ago.

Total assets at June 30, 2014 were $562,241,755 compared to $573,667,404 at year end and $554,644,442 at June 30, 2013.  The decrease in the balance sheet compared to year end was partially due to maturing municipal investments and a corresponding decrease in municipal deposits.

President and CEO Stephen Marsh commented on the second quarter results.  “We are pleased with continued incremental increase in earnings in this stagnant economy.”

As previously announced, the Company has declared a quarterly cash dividend of $0.16 per share payable August 1, 2014 to shareholders of record as of July 15, 2014.

Community National Bank is an independent bank that has been serving its communities since 1851, with offices located in Derby, Derby Line, Island Pond, Barton, Newport, Troy, St. Johnsbury, Montpelier, Barre, Lyndonville, Morrisville and Enosburg Falls.

Forward Looking Statements

This press release contains forward-looking statements, including, without limitation, statements about the Company’s financial condition, capital status, dividend payment practices, business outlook and affairs.  Although these statements are based on management’s current expectations and estimates, actual conditions, results, and events may differ materially from those contemplated by such forward-looking statements, as they could be influenced by numerous factors which are unpredictable and outside the Company’s control.  Factors that may cause actual results to differ materially from such statements include, among others, the following: (1) general economic or monetary conditions, either nationally or regionally, continue to decline, resulting in a deterioration in credit quality or diminished demand for the Company’s products and services; (2) changes in laws or government rules, or the way in which courts interpret those laws or rules, adversely affect the financial industry generally or the Company’s business in particular, or may impose additional costs and regulatory requirements; (3) interest rates change in such a way as to reduce the Company’s interest margins and its funding sources; and (4) competitive pressures increase among financial services providers in the Company’s northern New England market area or in the financial services industry generally, including pressures from nonbank financial service providers, from increasing consolidation and integration of financial service providers and from changes in technology and delivery systems.